Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185073 on Form S-8 of BSB Bancorp, Inc. and Subsidiaries of our report dated March 11, 2016 relating to our audit of the consolidated balance sheet of BSB Bancorp, Inc. and Subsidiaries as of December 31, 2015 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the year then ended, and internal control over financial reporting as of December 31, 2015, which appear in the Annual Report on Form 10-K of BSB Bancorp, Inc. for the year ended December 31, 2015.

/s/ Baker Newman & Noyes

Limited Liability Company

Peabody, Massachusetts

March 11, 2016